UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): June 2, 2016

Starz

(Exact name of registrant as specified in its charter)

Delaware	001-35294	20-8988475
(State or other jurisdiction of	(Commission	(I.R.S. Employer
incorporation or organization	File Number)	Identification No.)

8900 Liberty Circle

Englewood, Colorado 80112

(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (720) 852-7700

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On June 2, 2016, Glenn Curtis, President of Starz, notified Starz that he is retiring from his position at Starz effective July 1, 2016.

On June 2, 2016, Mr. Curtis and Starz Entertainment, LLC, a wholly owned subsidiary of Starz (“Starz Entertainment”), entered into a Separation Agreement (the “Separation Agreement”) which provides for severance payments in lieu of those provided for in the Severance Agreement between Starz Entertainment and Mr. Curtis, dated April 1, 2014, as amended.  Subject to Mr. Curtis’s execution of a supplemental release agreement, he will receive a lump sum payment of $828,750 and monthly payments commencing on January 1, 2017 and ending on December 31, 2017 equal to the difference between (x) Mr. Curtis’s current monthly base salary and (y) subject to certain exceptions in the Separation Agreement, any wages or other compensation he receives from another employer during that period.  In the event of Mr. Curtis’s death prior to his receipt of the full amount of these severance benefits, the remaining amount will be paid in a lump sum to his estate.  The Separation Agreement also provides that Mr. Curtis’s outstanding stock option, restricted stock and restricted stock unit awards remain subject to the terms of the Starz 2011 Incentive Plan or the Transitional Stock Adjustment Plan, as the case may be, and the award agreements entered into in connection with each award.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:  June 2, 2016

STARZ

By:	/s/ David I. Weil
Name: David I. Weil
Title: Executive Vice President and General Counsel